Exhibit 3.1

C-100A Rev. 3/96
New Jersey Division of Revenue
Restated Certificate of Incorporation
of
EncryptaKey, Inc.

To: Treasurer, State of New Jersey

Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following Restated Certificate of Incorporation:

1. Name of Corporation: EncryptaKey, Inc. (to be named Priviam, Inc.)

2. The purpose(s) for which the corporation is organized is (are):

The purposes for which this corporation is organized is to engage in any activity under the "New Jersey Business Corporation Act."
(Use the following if the shares are to consist of one class only.)

3. The aggregate number of shares which the corporation shall have authority to issue is
(Use the following if the shares are divided into classes, or into classes and series.)

4.
The aggregate number of shares which the corporation shall have authority to issue is  620,000,000  itemized by classes, par value of shares, shares without par value, and series, if any, within a class is:

Class	Series (if any)	Number Shares	Par value per share or statement that shares are without par value
Common		500,000,000	$0.0001

Preferred		20,000,000	$0.0001

The relative rights, preferences and limitations of the shares of each class and series (if any), are as follows:

(If, the shares are, or are to be divided into classes, or into classes and series, insert a statement of any authority vested in the board of directors to divide the shares into classes or series, or both, and to determine or change for any class or series its designation, number or shares, relative rights, preferences and limitations.)

5.	The address of the corporation's current registered office is: (Include zip code)	4400 Route 9, 2nd Fl.,
	and the name of its current registered agent at such address is:	Freehold, NJ 07728
		Richard I. Anslow

6.	The number of directors constituting the current board of directors is:	1

	The names and addresses of the directors are as follows:

Names	Address (including zip code)
Louis Jack Musetti	19200 Von Karman Ave. Suite 500
Irvine, CA. 92612

7. The duration of the corporation, if other than perpetual, is:

8. Other Provisions:

Signature:

/s/ Louis Jack Musetti	Date: August 1, 2008
Name: Louis Jack Musetti	Title: Chief Executive Officer
(Must be Chair. of Board, Pres., or Vice Pres.)

NJ Division of Revenue, PO Box 308, Trenton NJ 08646

C-100A Rev. 3/96 -- con't
Part 2
Certificate Required to be filed with the
RESTATED CERTIFICATE of INCORPORATION
(For Use by Domestic Corporations)

Pursuant to N.J.S.A.14A:9-5 (5), the undersigned corporation hereby executes the following certificate:

1.	Name of Corporation: EncryptaKey, Inc. (to be named Priviam, Inc.)

2. Restated Certificate of Incorporation was adopted on the26 day ofJune, 2008 .

(Use the following clause if the Restated Certificate was adopted by the shareholders.)

3.	At the time of the adoption of the Restated Certificate of Incorporation, the number of shares outstanding was: The total of such shares entitled to vote thereon, and the vote of such shares was:

Total Number of Shares	Number of Shares Voted
Entitled to Vote	For	Against

At the time of adoption of the Restated Certificate of Incorporation, the number of outstanding shares or each class or series entitled to vote thereon as a class and the vote of such shares, was: (if inapplicable, insert none".)

	Total Number of Shares	Number of Shares Voted
Class or Series	Entitled to Vote	For	Against

Common	99,0006,784	49,700,000	0

(Use the following if the Restated Certificate does not amend the Certificate of Incorporation.)

4.
This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

(Use the following if the Restated Certificate further amends the Certificate of Incorporation.)

5.
This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by: (insert amendment or amendments adopted. If such amendment is intended to provide for an exchange, reclassification or cancellation of issued shares, insert a statement of the manner in which the same shall be affected.)

Article IV shall be amended, as attached.

6.	Other Provisions:

/s/ Louis Jack Musetti	Date: August 1, 2008
Name: Louis Jack Musetti	Title: Chief Executive Officer
(Must be Chair. of Board, Pres., or Vice Pres.)

NJ Division of Revenue, PO Box 308, Trenton NJ 08646

ARTICLE IV
Authorized Capital Stock

The total number of shares of Common Stock that the corporation will have the authority to issue is five hundred million (500,000,000) shares. The shares shall have a par value of $0.0001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The outstanding shares of Common Stock shall be reverse split on a one (1) for three and a quarter (3.25) basis, effective on or about July 30, 2008.

The total number of shares of stock of common stock which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.0001	500,000,000

Upon effectiveness of a one-for-3.25 reverse stock split of the Corporation's Common Stock, all issued and outstanding shares, as of the effective date, shall be consolidated to the extent that the issued and outstanding shares of Common Stock shall be reduced on a one-for-3.25 basis. No fractional shares shall be issued. In lieu of issuing fractional shares, the Corporation will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of its Common Stock.

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